UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9 (July 2, 2013)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(817) 961-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Background

On June 27, 2013, Audatex North America, Inc. (the “Issuer”), a wholly owned subsidiary of Solera Holdings, Inc. (“Solera Holdings”), entered into a purchase agreement (the “Purchase Agreement”) with Solera Holdings, the other guarantors named therein (the “Guarantors”) and Goldman, Sachs & Co., as initial purchaser (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Issuer agreed to sell to the Initial Purchaser, and the Initial Purchaser agreed to purchase from the Issuer, $850.0 million in aggregate principal amount of 6.000% Senior Notes due 2021 (the “Notes”). The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuer and the Guarantors, on the one hand, and the Initial Purchaser, on the other hand, have agreed to indemnify each other against certain liabilities. The sale of the Notes closed on July 2, 2013.

Indenture

On July 2, 2013, the Issuer issued the Notes under an indenture, dated as of that date (the “indenture”), among Solera Holdings, the other Guarantors and U.S. Bank National Association, as trustee. The net proceeds from the offering of the Notes was approximately $846.0 million, after deducting the initial purchaser’s discounts and commissions and the estimated offering expenses. The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Holders of Notes are not be entitled to any registration rights under the Securities Act.

The Issuer used a portion of such net proceeds to repay all of its outstanding term loans under existing Senior Secured Credit Facility (as defined herein), and expects to use the remaining net proceeds for working capital and other general corporate purposes, which may include funding one or more strategic initiatives that we may undertake from time to time. Such strategic initiatives may include future acquisitions, joint ventures, investments or other business development opportunities.

The Issuer may issue additional Notes under the indenture from time to time. The Notes and any additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest and Maturity

The Notes will mature on June 15, 2021. Interest on the Notes will accrue at the rate of 6.000% per annum and will be payable semiannually in arrears on June 15 and December 15, which will commence on December 15, 2013. The Issuer will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Ranking and Guarantees

The Notes are the Issuer’s senior unsecured obligations, rank equally with all of its existing and future senior unsecured debt, including its existing 6.75% Senior Notes due 2018, and are senior to all its existing and future subordinated debt. Holders of any secured indebtedness that Solera Holdings or any of its subsidiaries may incur in the future will have a priority claim on those assets that secure such secured indebtedness. The Notes are guaranteed by Solera Holdings and each of Solera Holdings’ current domestic subsidiaries, other than the Issuer and five immaterial subsidiaries. Subsidiaries of Solera Holdings will be required to guarantee the Notes after the issue date of the Notes in the event that such subsidiaries incur indebtedness, subject to certain exceptions, as set forth in the indenture. The Note guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note guarantee is limited as necessary to prevent that Note guarantee from constituting a fraudulent conveyance under applicable law.

Redemption

At any time prior to June 15, 2016, the Issuer may, subject to certain conditions, redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture at a redemption price equal to 106.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to June 15, 2017, the Notes may be redeemed, in whole or in part, at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole premium” and accrued and unpaid interest to, the applicable redemption date. On or after June 15, 2017, the Issuer may redeem all or a part of the Notes, at the following redemption prices: (i) if the redemption occurs on or after June 15, 2017 but prior to June 15, 2018, the redemption price is 103.000% of the principal amount of the Notes; (ii) if the redemption occurs on or after June 15, 2018 but prior to June 15, 2019, the redemption price is 101.500% of the principal amount of the Notes; and (iii) if the redemption occurs on or after June 15, 2019, the redemption price is 100.000% of the principal amount of the Notes.

If Solera Holdings experiences certain change of control events accompanied by certain ratings events, the Issuer must give holders of the Notes the opportunity to sell it their Notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

The indenture governing the Notes will contain covenants limiting the ability of Solera Holdings and its subsidiaries to: (i) incur liens; (ii) engage in sale and leaseback transactions; or (iii) consolidate, merge with, or convey, transfer or lease substantially all of their assets to, another person. Except if the Notes achieve an investment grade rating, the indenture governing the Notes also limits the ability of any subsidiary of Solera Holdings (other than the Issuer or any Subsidiary that is a Guarantor) to incur indebtedness. All of these covenants are subject to important exceptions and qualifications.

Events of Default

The indenture governing the Notes provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the indenture.

A copy of the indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Notes and the indenture is qualified in its entirety by reference to such exhibit.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 2, 2013, the Issuer used $289.5 million of the net proceeds from the Notes to repay in full all of its outstanding term loans (including interest and fees) under the Amended and Restated First Lien Credit and Guaranty Agreement, dated as of April 13, 2012, among the Issuer, the co-borrowers and guarantors named therein, the lenders party thereto and Goldman Sachs Credit Partners L.P. as administrative agent and collateral agent (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility was terminated upon repayment of the outstanding term loans.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the indenture and the forms of Notes and related guarantees are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of July 2, 2013, among Audatex North America, Inc., Solera Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 6.000% Senior Note due 2021 (included as Exhibit A to Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason M. Brady
Date: July 9, 2013	Name: Jason M. Brady
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of July 2, 2013, among Audatex North America, Inc., Solera Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 6.000% Senior Note due 2021 (included as Exhibit A to Exhibit 4.1).